Exhibit 10.4

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NANTCELL, INC.,

ALTOR ACQUISITION LLC,

ALTOR BIOSCIENCE CORPORATION

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC

DATED AS OF MAY 19, 2017

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as amended, restated or supplemented from time to time, this “Agreement”) is made and entered into as of May 19, 2017, by and among NANTCELL, INC., a Delaware corporation (“Parent”), ALTOR ACQUISITION LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), ALTOR BIOSCIENCE CORPORATION, a Delaware corporation (the “Company”), and SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity as Stockholder Representative.

RECITALS

A.    Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of the Company with and into Merger Sub in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with Merger Sub to be the surviving entity of the Merger.

B.    The Company Board has (i) determined that the Merger is fair to, and in the best interests of, the Company and the Stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) recommended that the Stockholders adopt and approve this Agreement and the other transactions contemplated by this Agreement, and approve the Merger.

C.    Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated hereby and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1.    Definitions. For purposes of this Agreement, in addition to words defined elsewhere, the following words and phrases shall have the following meanings:

“Accredited Unaffiliated Stockholder” means an Unaffiliated Stockholder who or which is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “1933 Act”).

“Advisory Committee” means, initially, the following Stockholders: Hing Wong, Fred Middleton and a third member to be mutually appointed by them.

“Advisory Committee Member” means any Stockholder who is or was at any time a member of the Advisory Committee.

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Cash Election Shares” means all shares of Company Capital Stock in respect of which Cash Elections have been validly and timely delivered and not subsequently revoked or changed.

“Closing Shares” means the shares of Parent Common Stock to be delivered to the Stockholders in connection with the Closing pursuant to the Stock Elections and Mixed Elections.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock, collectively.

“Company Common Stock” means the common stock of the Company, $0.001 par value per share.

“Company Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, financial condition, or results of operations of the Company taken as a whole, using the business, assets, liabilities, financial condition and results of operations of the Company taken as a whole as of the date of this Agreement as a baseline; provided that such term shall not include any changes in any of the following to the extent that they do not have a disproportionate adverse effect on the Company: (a) events, circumstances, changes or effects that generally affect the industry in which the Company operates, other than as may materially disproportionately impact the business of the Company (but then only to the extent of such materially disproportionate impact); (b) general economic conditions or events, circumstances, changes or effects affecting the economy generally, other than as may materially disproportionately impact the business of the Company (but then only to the extent of such materially disproportionate impact); (c) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, (d) any circumstance, change or effect that results from any action taken at the request of Parent in a separate writing to the Company; (e) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster, weather phenomenon or acts of God; or (f) the effect of any changes in applicable Laws, regulations or accounting rules, including GAAP, or the interpretation or enforcement thereof, other than as may materially disproportionately impact the business, assets, liabilities, financial condition and results of operations of the Company (but then only to the extent of such materially disproportionate impact).

“Company Preferred Stock” means the Company’s Preferred Stock, par value $0.001 per share, including each series of Company Preferred Stock described in Section 3(a)(i).

“Company Option” shall mean an option to purchase shares of the Company Capital Stock.

“Company Stock Rights” means: (i) all outstanding Company Options, (ii) all outstanding Company Warrants and (iii) all other outstanding subscriptions, options, calls, warrants or any other rights, whether or not currently exercisable, to acquire any shares of Company Capital Stock or that are or may become convertible into or exchangeable for any shares of Company Capital Stock or another Company Stock Right.

“Company Warrants” means warrants to purchase shares of Company Capital Stock.

“Cut Back Percentage” means for each Accredited Unaffiliated Stockholder the amount, expressed as a percentage, obtained by dividing the amount of cash elected to be received by such Accredited Unaffiliated Stockholder for its Per Share Closing Consideration by the Aggregate Elected Cash Closing Merger Consideration elected by all Accredited Unaffiliated Stockholders.

“CVR Agreements” means, collectively, the Unaccredited CVR Agreement, the FDA Milestone CVR Agreement, and the Sales Milestone CVR Agreement.

“CVR” means one contingent value right per share, which shall represent the right to receive the Milestone Payments in the amounts and at the times provided for, and subject to the terms and conditions of, the CVR Agreements.

“Dissenting Share Payments” means any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with the Merger Agreement, or any other costs or expenses incurred by Parent in connection with any legal proceeding or settlement in respect of any Dissenting Shares.

“Employee” means any current employee, officer, or director of the Company.

“Exchange Ratio” means five shares of the Company Common Stock to one share of the Parent Common Stock.

“FDA Milestone CVR Agreement” means the separate Contingent Value Rights Agreement, in the form attached as Annex I hereto, between Parent and the Stockholder Representative.

“Governmental Entity” means any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission.

“Indemnification Percentage” means (a) the number of shares of Company Capital Stock and the number of shares underlying Company Options, Company Stock Rights and Company Warrants held by the Unaffiliated Stockholders divided by (b) the number of shares of Company Capital Stock and the number of shares underlying Company Options, Company Stock Rights and Company Warrants outstanding as of immediately prior to the Effective Time.

“Intellectual Property” means intellectual property or proprietary rights of any description including (a) rights in any patent, patent application (including any provisionals, continuations, divisionals, continuations-in-part, extensions, renewals, reissues, revivals and reexaminations, any national phase PCT applications, any PCT international applications, and all foreign counterparts), copyright, industrial design, URL, domain name, trademark, service mark, logo, trade dress or trade name, (b) related registrations and applications for registration, (c) trade secrets, moral rights or publicity rights, (d) inventions, discoveries, improvements, modification, know-how, technique, methodology, writing, work of authorship, design or data, whether or not patented, patentable, copyrightable or reduced to practice, including any inventions, discoveries, improvements, modification, know-how, technique, methodology, writing, work of authorship, design or data embodied or disclosed in any: (i) computer source codes (human readable format) and object codes (machine readable format); (ii) specifications; (iii) manufacturing, assembly, test, installation, service and inspection instructions and procedures; (iv) engineering, programming, service and maintenance notes and logs; (v) technical, operating and service and maintenance manuals and data; (vi) hardware reference manuals; and (vii) user documentation, help files or training materials, (e) Know-How, and (f) good will related to any of the foregoing.

“Key Employee” means each of the Persons listed on Section 1.1 of the Company Disclosure Schedule.

“Knowledge” (including any derivation thereof such as “known” or “knowing”) means (i) with respect to the Company, the actual knowledge of any of the Key Employees, and (ii) with respect to Parent, the actual knowledge of the Parent Key Employees.

“Know-How” means all techniques, technology, trade secrets, inventions (whether patentable or not), methods, know-how, sequences, data and results (including pharmacological, toxicological and preclinical and clinical data and results), analytical and quality control data and results, regulatory documents and other information.

“Law” mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liabilities” means any debt, obligation, duty, liability or Tax of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, or contingent, liability), including any change of control, severance or similar payment, regardless of whether such debt, obligation, duty, liability or Tax would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty, liability or Tax is immediately due and payable.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, or encumbrance of any nature whatsoever.

“Loss” or “Losses” means any and all losses, royalties, liabilities, damages, deficiencies, interest and penalties, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense incurred or suffered by any Indemnified Parties directly or indirectly as a result of, with respect to, relating to or in connection with an event, circumstance or state of facts. Losses shall specifically include court costs and the reasonable fees and expenses of legal counsel arising out of or relating to any direct or third-party claims, demands, actions, causes of action, suits, litigations, arbitrations or Liabilities. Losses shall not include (a) mental or emotional distress, (b) exemplary, incidental, speculative or special damages and (c) punitive damages, diminution in value or damages based on a multiple of earnings or another financial metric, unless, in the case of clause (a), (b) or (c), such damages are actually awarded to a third party.

“Milestone Payments” means the FDA Milestone Payment as defined in the FDA CVR Agreement and the Sales Milestone Payment as defined in the Sales CVR Agreement.

“Parent Common Stock” means the common stock of Parent, $0.001 par value per share.

“Parent Key Employee” means each of the Persons listed on Section 1.1 of the Parent Disclosure Schedule.

“Parent Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, financial condition, or results of operations of Parent taken as a whole, using the business, assets, liabilities, financial condition and results of operations of Parent taken as a whole as of the date of this Agreement as a baseline; provided that such term shall not include any changes in any of the following to the extent that they do not have a disproportionate adverse effect on Parent: (a) events, circumstances, changes or effects that generally affect the industry in which Parent operates, other than as may materially disproportionately impact the business of Parent (but then only to the extent of such materially disproportionate impact); (b) general economic conditions or events, circumstances, changes or effects affecting the economy generally, other than as may materially disproportionately impact the business of Parent (but then only to the extent of such materially disproportionate impact); (c) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, (d) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster, weather phenomenon or acts of God; or (e) the effect of any changes in applicable Laws, regulations or accounting rules, including GAAP, or the interpretation or enforcement thereof, other than as may materially disproportionately impact the business, assets, liabilities, financial condition and results of operations of Parent (but then only to the extent of such materially disproportionate impact).

“Parent Stock Rights” means: (i) all outstanding options to purchase Parent Common Stock, (ii) all outstanding warrants to Purchase Parent Common Stock and (iii) all other outstanding subscriptions, options, calls, warrants or any other rights, whether or not currently exercisable, to acquire any shares of Parent Common Stock or that are or may become convertible into or exchangeable for any shares of Parent Common Stock or another Parent Stock Right.

“Parent Stock Value” means ten dollars ($10.00), subject to adjustment in the event of a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to shares of Parent Common Stock occurring after the date of this Agreement and before the Effective Time.

“Payments Agreement” means that certain Acquiom Payments Administration Agreement to be entered into at or prior to Closing by and among the Payments Administrator, Parent and the Stockholder Representative.

“Per Share Closing Consideration” means an amount equal to Two Dollars ($2.00); provided, however, if the Company has not delivered to Parent prior to the Closing the waiver and release described on Section 1.1(b) of the Company Disclosure Schedule, then the Per Share Closing Consideration payable to Unaffiliated Stockholders shall be reduced by an amount equal to (i) $585,000 divided by (ii) the aggregate number of shares of Company Capital Stock held by Unaffiliated Stockholders as of the Effective Time.

“Per Share Contingent Consideration” has the meaning given in Section 2.7.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Entity or any arbitrator or arbitration panel.

“Pro Rata Share” means, with respect to each Stockholder, the quotient obtained by dividing (x) the number of shares of Company Capital Stock held by such Stockholder as of the Effective Time and (y) the aggregate number of issued and outstanding shares of Company Capital Stock (on a fully diluted as converted to Company Common Stock basis) as of the Effective Time.

“PSS Parties” means Dr. Patrick Soon-Shiong, California Capital Equity, LLC, a Delaware limited liability company, NantWorks, LLC, a Delaware limited liability company, and their respective successors and assignees.

“Related Agreements” means this Agreement, the Certificate of Merger, the CVR Agreements and any other agreements, certificates or documents contemplated hereby.

“Sales Milestone CVR Agreement” means the separate Contingent Value Rights Agreement, in the form attached as Annex II hereto, between Parent and the Stockholder Representative.

“Stockholder Agreement” means the Consent, Release and Stockholder Representative Agreement in substantially the form attached as Annex III hereto.

“Stockholders” mean the holders of shares of Company Capital Stock as of the date hereof, or, as the context requires, immediately prior to the Effective Time.

“Tax” means any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including any Tax liability incurred or borne as a transferee or successor, or by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Returns” means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

“Threshold Accredited Unaffiliated Stockholder” means as of any time after Closing an Accredited Unaffiliated Stockholder that owns as of such time no fewer than 100,000 shares of Parent Common Stock.

“Transaction Expenses” means all costs, fees and expenses incurred (whether or not invoiced) by the Company at or prior to the Closing in connection with this Agreement and the transactions contemplated hereby, including (A) fees and expenses of advisors, investment bankers, lawyers and accountants arising out of, relating to or incidental to the discussion, evaluation, financing, negotiation and documentation of the transactions contemplated hereby, (B) fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Entity or third parties on behalf of the Company, and (C) all brokers’ or finders’ fees.

“Unaccredited CVR Agreement” means the Contingent Value Rights Agreement in the form attached as Annex IV hereto between Parent and the Stockholder Representative.

“Unaffiliated Stockholder” means a Stockholder other than any of the PSS Parties.

ARTICLE II

MERGER

2.1.    The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the provisions of the DGCL, the Company shall be merged with and into Merger Sub pursuant to which (a) the separate corporate existence of the Company shall cease and (b) Merger Sub shall be the Surviving Entity in the Merger (the “Surviving Entity”).

2.2.    Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Parent, 9920 Jefferson Boulevard, Culver City, California 90232, on the day which is no later than five (5) Business Days after the day on which the last of the conditions set forth in Article VI (other than those that can only be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) is fulfilled or waived, or at such other time and place as

Parent and the Company shall agree in writing. The date upon which the Closing occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a properly completed and executed Certificate of Merger satisfying the requirements of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being referred to herein as the “Effective Time”).

2.3.    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights and property of the Company and Merger Sub shall vest in the Surviving Entity, and all debts and liabilities of the Company and Merger Sub shall become debts and liabilities of the Surviving Entity.

2.4.    Certificate of Formation of the Surviving Entity. From and after the Effective Time, the certificate of formation of Merger Sub shall be the certificate of formation of the Surviving Entity until amended in accordance with the provisions thereof and applicable Law, except that Section 1 of the certificate of formation of the Surviving Entity, instead of reading the same as Section 1 of the certificate of formation of Merger Sub, shall read as follows: “The name of this limited liability company is “Altor BioScience, LLC”.

2.5.    Limited Liability Company Agreement of the Surviving Entity. At the Effective Time, the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Entity until amended in accordance with the provisions thereof and applicable Law.

2.6.    Board; Officers. The managers of Merger Sub immediately prior to the Effective Time shall be the initial managers of the Surviving Entity and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Entity, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving Entity, in each case until their respective successors are duly elected or appointed and qualified.

2.7.    Effect On Shares.

(a)    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Stockholder Representative or the holders of any Company Capital Stock:

(i)    any shares of Company Capital Stock held immediately prior to the Effective Time by the Company (or held in the Company’s treasury) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)    any shares of Company Capital Stock held immediately prior to the Effective Time by Parent or Merger Sub shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)

except as provided in clauses (i) and (ii) above and subject to Section 2.7(b), each share of Company Capital Stock of any class or series, whether Company Common Stock or Company Preferred Stock, outstanding immediately prior to the Effective Time (other than any Dissenting Shares, which shall have only those rights set forth in Section 2.10) shall be converted into the right to receive:

(A)

In the case of Unaccredited Unaffiliated Stockholders, the Per Share Closing Consideration, payable to the holder thereof in cash, as shown for each Unaccredited Unaffiliated Stockholder on the Stockholder Spreadsheet in accordance with the procedures described in Section 2.7(c) below, plus two CVRs (one for each Milestone Payment), subject to and in accordance with the Unaccredited CVR Agreement; and

(B)

In the case of Stockholders other than Unaccredited Unaffiliated Stockholders, the Per Share Closing Consideration, payable to the holder thereof in cash, shares of Parent Common Stock, or a combination thereof, as shown for each such Stockholder on the Stockholder Spreadsheet in accordance with such Stockholder’s Election Form and the procedures described in Section 2.7(c) below, plus two CVRs (one for each Milestone Payment) subject to and in accordance with the FDA CVR Agreement and Sales CVR Agreement.

The CVRs described above are referred to herein as “Per Share Contingent Consideration” and collectively with the Per Share Closing Consideration, as the “Merger Consideration”, in each case without any interest thereon and subject to any withholding of Taxes in accordance with Section 2.9.

(iv)    each membership unit of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one validly issued and fully paid membership unit of the Surviving Entity.

(b)    Adjustment For Stock Splits, Etc. If, between the date of this Agreement and the Effective Time, any class or series of outstanding shares of Company Capital Stock are changed into a different number, class or series of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted; provided, that in any case, nothing in this Section 2.7(b) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

(c)    Election Procedure.

(i)    Prior to the Closing, the Company shall deliver to each Stockholder a form of Stockholder Agreement, and the other documents described in Section 2.11, as described in Section 5.1. The Stockholder Agreement shall contain an election form (the “Election Form”) which shall permit each Stockholder (other than Unaccredited Unaffiliated Stockholders and PSS Parties) to elect (an “Election”), subject to the limitations and adjustment provisions of this Section 2.7(c), the portion of such Stockholder’s Per Share Closing Consideration and Per Share Contingent Consideration which will be payable in cash (a “Cash Election”), shares of Parent Common Stock (a “Stock Election”) or a combination of cash and shares of Parent Common Stock (a “Mixed Election”), all as indicated by each Stockholder’s Election (subject to this Section 2.7(c)). For the avoidance of doubt, a separate Election may be made by each Stockholder (other than Unaccredited Unaffiliated Stockholders and PSS Parties) with respect to the Per Share Closing Consideration and the Per Share Contingent Consideration and the Election made with respect to Per Share Contingent Consideration may be changed in accordance with such Stockholder’s FDA Milestone CVR Agreement and/or Sales Milestone CVR Agreement. Any Stockholder who will receive shares of Parent Common Stock shall be required, as a condition precedent to the receipt of such shares of Parent Common Stock, to execute and deliver to Parent the Stockholder Agreement.

(ii)    For any Stock Election or Mixed Election as to a Stockholder’s Per Share Closing Consideration, the portion of each Stockholder’s Per Share Closing Consideration to be paid in shares of Parent Common Stock will be that number of shares of Parent Common Stock that is equal to (i) the portion of each Stockholder’s Per Share Closing Consideration that such Stockholder has elected to be paid in shares of Parent Common Stock (plus the amount that must be paid in Parent Common Stock after giving effect to Section 2.7(c)(viii) (the “Stock Election Closing Portion”)), divided by (ii) the Parent Stock Value.

(iii)    For any Stock Election or Mixed Election as to a Stockholder’s Per Share Contingent Consideration, the portion of each Stockholder’s Per Share Contingent Consideration to be paid in shares of Parent Common Stock (the “Stock Election Contingent Portion”) will be that number of shares of Parent Common Stock determined in accordance with the applicable FDA Milestone CVR Agreement or Sales Milestone CVR Agreement, as the case may be.

(iv)    If a Stockholder other than a PSS Party (a “Non-Electing Stockholder”) fails to deliver to the Company a properly completed Election Form and duly executed Stockholder Agreement on or before 5:00 p.m. Pacific Time on the date which is five (5) Business Days prior to the Closing Date, and such Non-Electing Stockholder’s Stockholder Agreement is not necessary to fulfill the condition set forth in Section 6.2(j), or Parent otherwise waives the condition set forth in Section 6.2(j) as to such Non-Electing Stockholder so that the Merger can be consummated, such Non-Electing Stockholder will be deemed to have made a Cash Election as to such Non-Electing Stockholder’s Per Share Closing Consideration.

(v)    Notwithstanding any other provision of this Agreement or a CVR Agreement to the contrary, if an Unaffiliated Stockholder is unable to demonstrate, through the delivery of customary personal representations and certifications, to Parent’s reasonable satisfaction prior to the Closing that such Stockholder is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the 1933 Act) as of the Closing, then, regardless of whether or not such Stockholder has made an Election or executed and delivered a Stockholder Agreement, such Stockholder will be deemed to have made a Cash Election as to such Stockholder’s Per Share Closing Consideration and Per Share Contingent Consideration (such Stockholder is referred to herein as an “Unaccredited Unaffiliated Stockholder”). Parent may rely on a Stockholder’s representation as to such Stockholder’s accredited investor status in the Stockholder Agreement, or such other customary evidence of accredited investor status as Parent shall determine in its reasonable discretion to be reliable. Each Non-Electing Stockholder will also be considered to be an Unaccredited Unaffiliated Stockholder for purposes of clause (vii) below unless Parent otherwise concludes to its reasonable satisfaction that such Non-Electing Stockholder is an Accredited Unaffiliated Stockholder.

(vi)    The Company will prepare and deliver to Parent not more than one (1) Business Day prior to the Closing Date a draft of a spreadsheet (the “Stockholder Spreadsheet”) indicating for each Stockholder as of immediately prior to the Effective Time (i) the name and current address of such Stockholder, (ii) the number of shares of each class or series of Company Capital Stock held by such Stockholder (iii) such Stockholder’s Election (or, if a Non-Electing Stockholder, such Stockholder’s deemed Election) as to the Per Share Closing Consideration and Per Share Contingent Consideration, as of the Effective Time, and (iv) number of CVRs issuable to such Stockholder in the Merger; in each case as such Elections have been adjusted pursuant to Section 2.7(c)(vii) below, as applicable. Parent shall be given the opportunity to review and comment on the draft Stockholder Spreadsheet and discuss same with the Company. The Company will deliver the final Stockholder Spreadsheet to Parent in connection with the Closing.

(vii)    The aggregate amount of cash elected to be received by all Stockholders making (or being deemed to have made) Cash Elections and Mixed Elections for such Stockholder’s Per Share Closing Consideration is referred to herein as the “Aggregate Elected Cash Closing Merger Consideration.” Notwithstanding the Elections of all or any Stockholders, but subject to Section 2.7(c)(vii)(B), the Aggregate Elected Cash Closing Merger Consideration payable to Stockholders shall not exceed $85 million (the “Closing Cash Maximum”). If the Elections would cause the aggregate amount of Cash Closing Merger Consideration to exceed the Closing Cash Maximum, then the Aggregate Elected Cash Closing Merger Consideration will be deemed to equal the Closing Cash Maximum, and the Elections of all such Stockholders, and the amount of cash payable to each Stockholder making a Cash Election or Mixed Election for its Per Share Closing Consideration, will be adjusted as follows:

(A)    First, the Elections will be adjusted to assure that the Unaccredited Unaffiliated Stockholders receive only cash; and

(B)    Next, to the extent funds comprising the Closing Cash Maximum are available after giving effect to Section 2.7(c)(vii)(A), the Elections of the Accredited Unaffiliated Stockholders making Cash Elections and Mixed Elections will be adjusted by the Company in its judgment and reflected on the final Stockholder Spreadsheet so that the amount of cash payable to each such Accredited Unaffiliated Stockholder will be reduced on a pro rata basis based upon each such Accredited Unaffiliated Stockholder’s relative cash Elections (i.e., each such Accredited Unaffiliated Stockholder will receive an amount out of the Closing Cash Maximum not paid to the Accredited Unaffiliated Stockholders (the “Remaining Closing Cash Maximum”) equal to the product obtained by multiplying the Remaining Closing Cash Maximum by such Accredited Unaffiliated Stockholder’s Cut Back Percentage); provided that any such Accredited Unaffiliated Stockholder making a Cash Election or Mixed Election shall not, giving effect to Section 2.7(c)(vii)(A) receive in cash an amount per share less than (1) $1.00 (even if the Remaining Closing Cash Maximum must be increased to achieve such result) or (2) if such Stockholder elected less than $1.00 of cash, such lesser amount. The portion of the Per Share Closing Consideration to be paid in shares of Parent Common Stock after giving effect to this Section 2.7(c)(viii)(B) shall increase the Stock Election Closing Portion. The Company’s determination of the adjustments to the Elections as described in this Section 2.7(c)(vii) and reflected in the final Stockholder Spreadsheet delivered to Parent at the Closing shall be conclusive and binding on all parties hereto and on the Stockholders absent manifest error.

(viii)    Each of the PSS Parties has agreed irrevocably to make, and shall be deemed to have made, a Stock Election with respect to all shares of Company Capital Stock held by any PSS Party for the Per Share Closing Consideration and the Per Share Contingent Consideration payable to the PSS Parties.

(d)    No fractional shares of Parent Common Stock shall be issued as part of the Merger Consideration. In lieu of any such fractional share of Parent Common Stock, each holder of Company Common Stock otherwise entitled to a fraction of a share of Parent Common Stock will be entitled to receive a cash payment in an amount, rounded down to the nearest cent, equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the Parent Stock Value. Such payment will be in addition to, and in no way affect, the Closing Cash Maximum.

(e)    At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Capital Stock, except as provided in this Agreement or by applicable Law.

(f)    The shares of Parent Common Stock and CVRs to be issued as part of the Merger Consideration have not been and will not be registered under the 1933 Act or any other federal or state securities or “blue-sky” laws and regulations, or the securities laws and regulations of any other jurisdiction, and will be subject to restrictions on transfer imposed by such laws and regulations. Parent may include on any certificates issued which represent such shares of Parent Common Stock or CVRs customary legends referencing such applicable transfer restrictions, and shall inform its transfer agent of same.

2.8.    Company Stock Rights.

(a)    Company Options. At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed by the Parent and converted to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option prior to the Effective Time (including terms and conditions relating to such Stock Option’s term, exercisability, vesting schedule and status as an “incentive stock option” under Section 422 of the Code), except as follows (i) such Company Option will be exercisable for that number of shares of Parent Common Stock equal to the quotient obtained by dividing the number of shares of Company Common Stock that were purchasable under such Company Option immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the product of the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time and the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. No payment shall be made for fractional shares. The aggregate number of shares of Parent Common Stock issuable upon the exercise of Options assumed by Parent pursuant to this Section shall be referred to in this Agreement as the “Option Shares.” Any adjustment to an incentive stock option made under this Section shall comply with Section 424(a) of the Code. The Parent’s assumption of each Company Option pursuant to this Section shall be subject to the holder of such Company Option executing and delivering to the Parent an Option Assumption Agreement in a form mutually agreed by the Parent and Company. Parent will reserve sufficient shares of Parent Common Stock for issuance under this Section 2.8(a).

(b)    Company Warrants. Each warrant to acquire shares of Company Common Stock (“Company Warrants”) that is outstanding and unexercised immediately prior to the Effective Time shall, pursuant to a Warrant Assumption Agreement in substantially the form attached hereto as Annex VI (a “Warrant Assumption Agreement”), to be executed and delivered to the Company by each holder thereof, be assumed and converted at the Effective Time into a warrant to acquire the number of shares of Parent Common Stock specified in such Warrant Assumption Agreement at the exercise price specified in such Warrant Assumption Agreement (each, a “Parent Warrant”). The number of shares of Parent Common Stock offered to the holders of Company Warrants will be calculated by Parent, in its reasonable discretion, based on the per share value of the Merger Consideration exchanged for the Company Common Stock pursuant to the Merger and shall have an exercise price for such shares of Parent Common Stock based upon the relative value of the exercise price of such Company Warrants to the per share value of the Merger Consideration exchanged for the Company Common Stock pursuant to the Merger. If required, each such Company Warrant shall be amended to provide for the issuance of Parent Common Stock as contemplated by this Section 2.8(b).

2.9.    Withholding Rights; Deductions from Merger Consideration. Each of the Surviving Entity and Parent shall be entitled to deduct and withhold from any payment to any Person under this Agreement such amounts as it is required by Law to deduct and withhold with respect to the making of such payment or any other Tax withholding obligation with respect to the Merger Consideration. To the extent that amounts are so withheld or deducted by the Surviving Entity or by Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Surviving Entity or by Parent, as the case may be. Parent or the Surviving Entity, as the case may be, shall pay over to the appropriate Governmental Entity all amounts withheld under this Section 2.9.

2.10.    Dissenting Shares.

(a)    Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a Stockholder who demands and perfects appraisal rights for such shares in accordance with the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (collectively, “Dissenting Shares”), shall not be converted into or represent the right to receive any portion of the Merger Consideration pursuant to Section 2.7, but the holder thereof shall only be entitled to such rights as are granted by the DGCL.

(b)    If any Stockholder who holds Dissenting Shares as of the Effective Time effectively withdraws or loses (through passage of time, failure to demand or perfect, or otherwise) the right to demand and perfect appraisal rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares that were Dissenting Shares shall automatically be converted into and represent only the right to receive a portion of the Merger Consideration pursuant to and subject to Section 2.7 without interest thereon upon surrender of the certificate representing such shares.

(c)    The Company shall give Parent (i) prompt written notice of any demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments or notices served pursuant to the DGCL on the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisal of Company Capital Stock, or settle or offer to settle any such demands.

2.11.    Surrender of Certificates and Payment.

(a)    Payments Administrator. From and after the Effective Time, Parent and Company hereby appoint Acquiom Clearinghouse LLC to act as payments administrator (the “Payments Administrator”) pursuant to the Payments Agreement in effecting the payment of the applicable Merger Consideration pursuant to this Agreement. Prior to or at the Effective Time, Parent will deposit with the Payments Administrator such amount of cash and such number of shares of Parent Common Stock that, in the aggregate, is sufficient to pay all Stockholders the Per Share Closing Consideration in accordance with this Section 2.11.

(b)    Exchange Procedures and Payment. With the delivery to the Stockholders of the Stockholder Agreement and Election forms, the Company or the Payments Administrator will also send to each holder of record of a certificate or certificates (the “Certificates”) representing the outstanding shares of Company Capital Stock forms of (i) a letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payments Administrator at Closing and shall be in such form and have such other provisions as Company and Parent may agree and shall contain a form of affidavit meeting the requirements of Section 2.11(c), (ii) instructions for use in effecting the surrender of the Certificates in exchange for the amount of the Merger Consideration payable in exchange therefore, and (iii) any applicable notice required by the DGCL in connection with the actions taken by the Stockholders or dissenters’ rights. The Letter of Transmittal shall indicate, among other things, that applicable withholding Taxes with respect to payments on account of shares of Company Capital Stock that were obtained upon the exercise of Company Stock Rights will be withheld, if required, from the Merger Consideration otherwise payable to each holder thereof in connection with the Merger and that other amounts may be withheld from any Stockholder in accordance with the terms of this Agreement. As promptly as is practicable following the Effective Time, and upon delivery to the Payments Administrator of a duly completed and executed Letter of Transmittal, together with surrender of a Certificate (or Certificates) for cancellation (or an affidavit pursuant to Section 2.11(c)), the Payments Administrator shall deliver to each Stockholder (A) the portion of the Merger Consideration payable pursuant to Section 2.7, and (B) a certificates or certificates representing the shares of Parent Common Stock payable at the Effective Time pursuant to Section 2.7. The Certificate(s) so surrendered shall be canceled. Following the Effective Time, until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the portion of Merger Consideration as provided in Section 2.7.

(c)    Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Payments Administrator shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration required pursuant to Section 2.7; provided, that Parent may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to provide an indemnity reasonably acceptable to Parent against any claim that may be made against Parent or the Surviving Entity with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12.    Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of Parent, the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

2.13.    No Liability. Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Surviving Entity nor any party hereto shall be liable for any amount properly paid to a public official in compliance with any applicable abandoned property, escheat or similar Law.

2.14.    Tax-Free Reorganization. The parties intend that the Merger will qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and will report the Merger for federal and applicable state income tax purposes consistent (and take no tax reporting position inconsistent) with such treatment. No party has any plan or intention to take any action that would be reasonably likely to cause the Merger to fail to qualify as a reorganization. Notwithstanding any provision of this Agreement, the CVR Agreements or any Elections made pursuant to Election Forms, the allocation as among cash and Parent Stock of each Milestone Payment payable to Accredited Unaffiliated Stockholders shall be adjusted, by decreasing the cash portion and correspondingly increasing the portion paid in Parent Stock, if and to the extent necessary to assure that the Stockholders receive sufficient voting stock of Parent such that, when aggregated with the Parent voting stock issued in connection with the Closing and any Milestone Payment previously made, the amount of Parent voting stock is not less than the minimum amount of such voting stock necessary to satisfy the requirements for qualification as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are disclosed in the disclosure schedule dated as of the date hereof and delivered herewith to Parent (the “Company Disclosure Schedule”), the Company hereby makes the following representations and warranties to each of Parent and Merger Sub as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III except to the extent such representations and warranties expressly speak as of an earlier date). The Company Disclosure Schedules shall be arranged in sections corresponding to the applicable sections of this Article III, and the disclosures in any section of the Company Disclosure Letter shall qualify other sections of this Article III to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections:

3.1.    Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Company Material Adverse Effect.

3.2.    Capitalization, Dividends and Voting Rights.

(a)    As of the date of this Agreement, the authorized and issued capital of the Company consists of:

(i)    139,752,876 shares of Company Preferred Stock, (1) 4,465,507 of which has been designated Series A-1 Preferred Stock, all of which is issued and outstanding; (2) 2,775,567 of which has been designated Series A-2 Preferred Stock, all of which is issued and outstanding; (3) 29,265,249 of which has been designated Series B-1 Preferred Stock, all of which is issued and outstanding; (4) 5,842,130 of which has been designated Series C-1 Preferred Stock, all of which is issued and outstanding; (5) 19,584,055 of which has been designated Series D Preferred Stock, all of which is issued and outstanding; (6) 8,593,750 of which has been designated Series E Preferred Stock, all of which is issued and outstanding; (7)

14,433,616 of which has been designated Series F Preferred Stock, all of which is issued and outstanding; (8) 30,000,002 of which has been designated Series G Preferred Stock, all of which is issued and outstanding; and (9) 24,793,000 of which has been designated Series H Preferred Stock, 18,579,713 of which are issued and outstanding. The rights, privileges and preferences of the Company Preferred Stock are as stated in the Twelfth Amended and Restated Certificate of Incorporation of the Company (the “Restated Certificate”) in the form set forth in Section 3.2(a) of the Company Disclosure Schedule.

(ii)    325,000,000 shares of Company Common Stock, 15,871,864 shares of which are issued and outstanding.

(b)    Set forth in Section 3.2(b) of the Company Disclosure Schedule is a true, correct and complete capitalization table of the Company showing, as of the date of this Agreement, the names of the stockholders of the Company and the number, class and series of the shares of stock held by each stockholder, as well as the percentage ownership of the Company of each stockholder on a fully-diluted, as-converted into Company Common Stock basis.

(c)    The outstanding shares of Company Common Stock and Company Preferred Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the 1933 Act, and any relevant state securities laws or pursuant to valid exemptions therefrom.

(d)    Except as set forth in Section 3.2(b) and Section 3.2(d) of the Company Disclosure Schedule, as of the date of this Agreement, there are no outstanding Company Options, Company Warrants, Company Stock Rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its Company Capital Stock.

(e)    The Company has reserved 15,045,000 shares of Company Common Stock for issuance to officers, directors, employees and service providers of the Company pursuant to the 2002 Stock Incentive Plan and the 2016 Equity Incentive Plan (each as amended, collectively referred to herein as the “Company Incentive Plan”), 5,898,117 of which, as of the date of this Agreement, have been issued pursuant to the exercise of stock options, 7,976,896 of which, as of the date of this Agreement, are subject to outstanding stock options and 1,169,987 of which, as of the date of this Agreement, are available for future grants.

3.3.    Authorization.

(a)    Assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and in the case of the Certificate of Merger and any other Related Agreements to which the Company is a party, will at Closing constitute, valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.

(b)    The Company Board has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including the Merger and (iii) recommended that the stockholders adopt and approve this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, and approve the Merger. The Company has made available to Parent true and correct copies of the resolutions adopted by the Company Board. The adoption of such resolutions by the Company Board and the written consent of Stockholders holding a majority of the outstanding shares of Company Common Stock approving this Agreement and the Merger are collectively referred to as the “Transaction Approvals.” The Transaction Approvals constitute or will constitute as of Closing all necessary corporate and stockholder action on the part of the Company Board and the Stockholders for the authorization, execution and delivery of this Agreement and the Related Agreements by the Company and the performance by the Company of the Merger and the other transactions contemplated hereby and thereby, and such Transaction Approvals have not been revoked, rescinded or amended.

3.4.    Consents.

(a)    No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, or notice to any Governmental Entity on the part of the Company is required in connection with the execution and delivery of this Agreement and the Related Agreements to which the Company is a party or the consummation of the transactions contemplated hereby or thereby, except as have already been received or for the filing of the Certificate of Merger with the Secretary of State of Delaware and notices required by the DGCL.

(b)    Section 3.4(b) of the Company Disclosure Schedule sets forth all notices to, and all necessary consents, waivers and approvals of, parties to any material Company Contract to which the Company is a party or by which it or its properties are bound that are required thereunder in connection with the Merger, or for any such material Company Contract to remain in full force and effect without limitation, modification or alteration (including payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such material agreement had the transactions contemplated by this Agreement not occurred) after the Effective Time so as to preserve all rights of, and benefits to, the Company under such material Company Contract from and after the Effective Time.

3.5.    Litigation. To the Knowledge of the Company, there is no Proceeding pending against the Company (a) that questions the validity of this Agreement or any of the Related Agreements, or the right of the Company to enter into such agreements or to consummate the transactions contemplated hereby or thereby, or (b) that might result, either individually or in the aggregate, in any Company Material Adverse Effect. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company currently intends to initiate.

3.6.    Patents and Trademarks. The Company owns or possesses sufficient legal rights to (a) all trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and proprietary rights and processes and (ii) to the Company’s Knowledge, all patents and patent rights (such rights are collectively referred to as the “Company Intellectual Property”) as are necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted, without any known conflict with, or infringement of, the rights of others. To the Company’s Knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates any license or infringes any Intellectual Property rights of any other party. Other than pursuant to the Company Contracts, there are no material outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the foregoing, nor is the Company bound by or a party to any material options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other person or entity. To the Company’s Knowledge, it will not be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by the Company, except as may have been assigned to the Company. Each Key Employee has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted.

3.7.    Compliance with Other Instruments. The Company is not in violation or default in any material respect of (a) any provision of its Restated Certificate or Amended and Restated Bylaws (the “Bylaws”), (b) any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound in writing, or (c) to its Knowledge, any provision of any federal or state statute, rule or regulation applicable to the Company, except in the case of clauses (b) and (c), for such violations or defaults which would not result in a Company Material Adverse Effect. The execution, delivery and performance of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation or default or constitute, with or without the passage of time and giving of notice, (i) an event that results in the creation of any material lien, charge or encumbrance upon any material assets of the Company or (ii) an event that results in the suspension, revocation, impairment, forfeiture, or non-renewal of any material permit, license, authorization or approval applicable to the Company or its business, except for such results which would not result in a Company Material Adverse Effect.

3.8.    Permits; Compliance with Laws. The Company, to its Knowledge, has all franchises, permits and licenses necessary for the conduct of its business as currently conducted. The Company is not in default in any material respect under any of such franchises, permits or licenses. The Company, to its Knowledge, is not in violation in any material respect of any applicable Law in respect of the conduct of its business or the ownership of its properties.

3.9.    Environmental and Safety Laws. To its Knowledge, the Company is not in violation of any applicable Law relating to the environment or occupational health and safety.

3.10.    Title to Property and Assets. Except as set forth on Section 3.10 of the Company Disclosure Schedule, the Company owns its property and assets free and clear of all Liens, except such Liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in material compliance with such leases and, holds a valid leasehold interest thereon free of any material Liens. All facilities, equipment, machines, vehicles and other material tangible properties owned, leased or used by the Company in the operation of its business are in good operating condition and repair, consistent with such facility’s or property’s, as the case may be, age and intended use (ordinary wear and tear excepted), and are useable for the purpose for which they are being used.

3.11.    Financial Statements.

(a)    The Company has delivered to Parent copies of the following: (i) the audited financial statements of the Company for the fiscal year ended December 31, 2015, (ii) the unaudited financial statement of the Company for the twelve months ended December 31, 2016 and (iii) the unaudited financial statements of the Company for the three months ended March 31, 2017 (collectively, the “Financial Statements”).

(b)    The Financial Statements are accurate and complete in all material respects, are consistent with the books and records of the Company and have been prepared in good faith in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except as indicated therein. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the date, and for the period, indicated therein.

3.12.    Tax Returns, Payments and Elections. The Company has filed all Tax Returns and reports as required by Law. These returns and reports are true and correct in all material respects. The Company has paid all Taxes and other assessments due, except those contested by it in good faith.

3.13.    Labor Agreements and Actions.

(a)    The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written contract, commitment or arrangement with any labor union. There is no strike or other labor dispute involving the Company pending, or to the best of the Company’s Knowledge, threatened, that could reasonably be expected to cause a Company Material Adverse Effect.

(b)    To the Company’s Knowledge, no Key Employee, or any group of Key Employees, currently intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each officer and Employee of the Company is terminable at the will of the Company.

(c)    To its Knowledge, the Company has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment.

3.14.    Subsidiaries. Except as set forth on Section 3.14 of the Company Disclosure Schedule, the Company does not presently own or control, directly or indirectly, any controlling interest in any other corporation, association or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

3.15.    Changes. Except as contemplated by this Agreement or as set forth in the Financial Statements, between December 31, 2015 and the date of this Agreement, there has not been:

(a)    any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes that are not reasonably expected to cause a Company Material Adverse Effect;

(b)    any damage, destruction or loss that is reasonably expected to cause a Company Material Adverse Effect;

(c)    any satisfaction or discharge of any material Lien, claim or encumbrance or payment of any material obligation by the Company;

(d)    any declaration, payment, setting aside or other distribution of cash or other property to its stockholders with respect to its capital stock or other equity securities (including any warrants, options or other rights to acquire its capital stock or other equity securities), other than options granted pursuant to equity/stock incentive plans, except as set forth on Section 3.15 of the Company Disclosure Schedule;

(e)    any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f)    any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)    any resignation or termination of employment of any officer or Key Employee of the Company;

(h)    to the Knowledge of the Company, any other event or condition of any character that would result in a Company Material Adverse Effect; or

(i)    any agreement or commitment by the Company to do any of the things described in this Section 3.15.

3.16.    Material Contracts and Agreements. Section 3.16 of the Company Disclosure Schedule lists all agreements, contracts, leases, liabilities and other legally-binding obligations to which the Company is a party or by which it is bound as of the date of this Agreement (each a ”Company Contract”) which (i) individually involve an amount in excess of $100,000, (ii) are material to the conduct and operations of its business and properties, (iii) are not terminable in less than twelve months from the date hereof, (iv) involve any employment bonus or consulting arrangement, whether written or oral, between the Company and any person, (v) involve any material loan, notes, indentures, or instruments relating to or evidencing indebtedness for borrowed money, or any agreement or instrument evidencing any guaranty by the Company of payment or performance by any other person, (vi) involve any joint venture contract or arrangement or other agreement involving a sharing of profits or expenses to which the Company is a party, (vii) involve any contracts pursuant to which the Company grants any rights to a third party to use any intellectual property rights of the Company’s or pursuant to which the Company has acquired any rights to use the intellectual property rights of others, or (viii) involve any agreements limiting the freedom of the Company to compete in any line of business or in any geographic area or with any person. All of such Company Contracts are, to the Knowledge of the Company, binding and in full force and effect in all material respects and the Company has complied with all material terms of such Company Contracts, and neither the Company, nor, to the Company’s Knowledge, any other party, is in material default of a material provision thereunder.

3.17.    Conflicts of Interest. Other than (i) standard employee benefits generally made available to all employees and (ii) the purchase of shares of Company Capital Stock and the issuance of Company Options to purchase shares of Company Capital Stock, in each instance, approved by the Company Board, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, or Key Employees, or any Affiliate thereof, except as set forth on Section 3.17 of the Company Disclosure Schedule.

3.18.    Confidential Information and Invention Assignment Agreements. Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information (the “Confidential Information Agreements”). To the Knowledge of the Company, no current or former Key Employee (which for the purposes of this Section 3.18 only, shall include employees of the Company working in research and development), consultant or officer of the Company has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s, consultant’s or officer’s Confidential Information Agreements. The Company is not aware that any of its Key Employees, consultants or officers is in violation thereof.

3.19.    Corporate Documents. The Restated Certificate and Bylaws of the Company are in the form made available to Parent. The minute books of the Company contain the minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

3.20.    Section 280G. Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (a) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (b) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

3.21.    Reliance. The Company expressly acknowledges and agrees that, except as set forth in Article IV of this Agreement, neither the Company nor any of its representatives is relying on any other representation or warranty of Parent, Merger Sub or any other Person, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied.

3.22.    Exclusivity of Representations. Except as expressly set forth in this Article III, neither the Company nor any Person on behalf of Company makes any representation or warranty, express or implied, in respect of Company, Company’s business or in connection with the transactions contemplated by the Related Agreements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to such exceptions as are disclosed in the disclosure schedule dated as of the date hereof and delivered herewith to Parent (the “Parent Disclosure Schedule”), Parent and Merger Sub jointly and severally make the following representations and warranties to the Company and each Stockholder, as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV except to the extent such representations and warranties expressly speak as of an earlier date). The Parent Disclosure Schedule shall be arranged in sections corresponding to the applicable sections of this Article IV, and the disclosures in any section of the Parent Disclosure Schedule shall qualify other sections of this Article IV to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections:

4.1.    Organization, Good Standing and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. Parent is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Parent Material Adverse Effect.

4.2.    Capitalization, Dividends and Voting Rights.

(a)    The authorized capital of Parent as of the date hereof consists of: 1,000,000,000 shares of Parent Common Stock, 293,659,022 shares of which are issued and outstanding.

(b)    Set forth in Section 4.2(b) of the Parent Disclosure Schedule is a true, correct and complete capitalization table of the Parent as of the date hereof showing a summary of the number, class and series of the shares of stock held by all stockholders of Parent, as well as all Parent Stock Rights.

(c)    The outstanding shares of Parent Common Stock as of the date hereof are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the 1933 Act, and any relevant state securities laws or pursuant to valid exemptions therefrom.

(d)    Except as set forth in Section 4.2(b) and Section 4.2(d) of the Parent Disclosure Schedule, as of the date hereof there are no outstanding Parent Stock Rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Parent of any shares of its Parent Common Stock.

(e)    Parent has reserved 24,000,000 shares of Parent Common Stock for issuance to officers, directors, employees and service providers of Parent pursuant to Parent’s 2015 Stock Incentive Plan (as amended, the “Parent Incentive Plan”). As of the date of this Agreement and as of the Closing Date there are and shall be sufficient ungranted shares of Parent Common Stock available under the Parent Incentive Plan to enable Parent to fulfill its obligations pursuant to Section 2.8.

(f)    The shares of Parent Common Stock issued pursuant to this Agreement and the CVR Agreements shall be validly issued, fully paid and nonassessable. Assuming the accuracy of the representations and warranties of the Stockholders in each of the Stockholder Agreements, the offer, sale and issuance of the shares of Parent Common Stock issued pursuant to this Agreement will be exempt from the registration requirements of the 1933 Act, and from registration and qualification under the registration, permit or qualification requirements of applicable state securities laws.

4.3.    Authorization.

(a)    Parent has all requisite corporate power and authority, and Merger Sub has all requisite limited liability company power and authority, to enter into this Agreement and the Related Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. All action on the part of Parent, Merger Sub, and their respective officers, directors and stockholders necessary for the authorization, execution and delivery of and the performance of all obligations of Parent and Merger Sub hereunder and thereunder has been taken or will be taken prior to the Closing.

(b)    This Agreement has been, and each of the Related Agreements to which Parent or Merger Sub is a party will be at the Closing, duly executed and delivered by Parent and Merger Sub, and this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid and legally binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.

4.4.    Consents.

(a)    No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, or notice to any Governmental Entity on the part of Parent or Merger Sub is required in connection with the execution and delivery of this Agreement and the Related Agreements to which Parent or Merger Sub is a party or the consummation of the transactions contemplated hereby or thereby, except as have already been received or for the filing of the Certificate of Merger with the Secretary of State of Delaware and notices required by the DGCL.

(b)    Section 4.4(b) of the Parent Disclosure Schedule sets forth all notices to, and all necessary consents, waivers and approvals of, parties to any material

Parent Contract to which Parent is a party or by which it or its properties are bound that are required thereunder in connection with the Merger.

4.5.    Litigation. To the Knowledge of Parent, there is no Proceeding pending against Parent or any Affiliate (a) that questions the validity of this Agreement or any of the Related Agreements, or the right of Parent to enter into such agreements or to consummate the transactions contemplated hereby or thereby, or (b) that would be reasonably likely to result, either individually or in the aggregate, in a Parent Material Adverse Effect.

4.6.    Patents and Trademarks. Parent and its subsidiaries collectively own or possess sufficient legal rights to (a) all material trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and proprietary rights and processes and (ii) to Parent’s Knowledge, all material patents and patent rights, as are necessary for Parent and its subsidiaries to conduct their business in all material respects as it is now conducted.

4.7.    Compliance with Other Instruments. Parent is not in violation or default in any material respect of (a) any provision of its Certificate of Incorporation or Bylaws, each as amended or amended and restated to date, (b) any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound in writing, or (c) to its Knowledge, any provision of any federal or state statute, rule or regulation applicable to Parent, except in the case of clauses (b) and (c), for such violations or defaults which would not result in a Parent Material Adverse Effect. The execution, delivery and performance of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation or default or constitute, with or without the passage of time and giving of notice, an event that would reasonably be expected to result in a Parent Material Adverse Effect.

4.8.    Permits; Compliance with Laws. Parent, to its Knowledge, has all franchises, permits and licenses necessary for the conduct of its business as currently conducted. Parent is not in default in any material respect under any of such franchises, permits or licenses. Parent, to its Knowledge, is not in violation in any material respect of any applicable Law in respect of the conduct of its business or the ownership of its properties.

4.9.    Financial Statements.

(a)    Parent has made available to the Company its preliminary unaudited pre-tax consolidated balance sheet as of December 31, 2016 and March 31, 2017 and its preliminary unaudited pre-tax consolidated income statement for the twelve months ended December 31, 2016 and for the three months ended March 31, 2017 (collectively, the “Parent Financial Statements”).

(b)    The Parent Financial Statements are accurate and complete in all material respects, are consistent with the books and records of Parent and have been prepared in good faith in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except as indicated therein and subject to the exceptions set forth on Section 4.9 of the Parent Disclosure Schedule. The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent and its subsidiaries as of the date, and for the period, indicated therein.

4.10.    Corporate Documents. The Certificate of Incorporation or Bylaws, each as amended or amended and restated to date, of Parent are in the form made available to the Company. The minute books of Parent made available to the Company contain the minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflect in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

4.11.    Tax Returns, Payments and Elections. Parent has filed all material Tax Returns and reports as required by Law. Such returns and reports are true and correct in all material respects. Parent has paid all material Taxes and other assessments due, except those contested by it in good faith.

4.12.    Reliance. Parent and Merger Sub expressly acknowledge and agree that, except as set forth in Article III of this Agreement, none of Parent, Merger Sub or any of their respective representatives is relying on any other representation or warranty of Company or any other Person, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied.

4.13.    Exclusivity of Representations. Except as expressly set forth in this Article IV, neither Parent nor Merger Sub, nor any Person on behalf of Parent or Merger Sub, makes any representation or warranty, express or implied, in respect of Parent, Merger Sub, their respective businesses or in connection with the transactions contemplated by the Related Agreements.

ARTICLE V

CERTAIN COVENANTS

5.1.    Company Stockholder Approval.

(a)    At a time mutually agreeable to Parent and the Company after the execution of this Agreement, the Company shall submit this Agreement, and the transactions contemplated hereby to its Stockholders for approval and adoption as provided by the DGCL and the Company’s Restated Certificate and Bylaws. The Company Board has approved this Agreement and declared its advisability, and unanimously recommended that the Stockholders vote in favor of and adopt and approve this Agreement. The Company shall use its commercially reasonable efforts to solicit and obtain the written consent of not less than the Stockholders holding a majority of the outstanding shares of Company Common Stock to approve and adopt the Agreement and approve the Merger and to enable the Closing to occur as promptly as reasonably practicable. The Company shall give the Stockholders sufficient notice to enable each Stockholder to exercise and perfect appraisal rights, pursuant to Section 262 of the DGCL, prior to Closing.

(b)    In connection with such Stockholder approval and as soon as practicable after the execution of this Agreement, the Company shall prepare, with the cooperation of Parent, an information statement (the “Information Statement”) for purposes of soliciting such written consent of the Stockholders, which shall include a statement to the effect that the Company Board has unanimously recommended that the Stockholders vote in favor of and adopt and approve this Agreement. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Parent or its Affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion. The Information Statement shall be accompanied by a form of Stockholder Agreement and attached Election Form, and the Company shall use its commercially reasonable efforts to obtain an executed Stockholder Agreement from each Stockholder. The Stockholder Agreement shall contain as to each Stockholder party thereto: (i) approval of this Agreement and the Merger, (ii) appointment of the Stockholder Representative for purposes of this Agreement and the CVR Agreements, (iii) such Stockholder’s Election as to the Per Share Merger Consideration and Per Share Contingent Consideration, (iv) a Letter of Transmittal, and (v) a release, with customary exclusions, by such Stockholder of any and all claims related to or that arise because of such Stockholder’s ownership of Company Capital Stock against the Company, Parent, Merger Sub, the Surviving Entity, each other Stockholder and the current and former officers, directors, agents and Affiliates of such parties.

5.2.    Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company will (except as contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing) carry on its business in the usual and ordinary course in substantially the same manner as heretofore conducted or as directed Parent, pay its debts and Taxes in accordance with past practice, pay or perform other obligations in accordance with past practice and use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. The Company shall promptly notify Parent of any Company Material Adverse Effect. Without limiting the foregoing and except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent, do any of the following:

(a)    make any payments or enter into any commitment or transaction outside of the ordinary course of business consistent with past practices or waive or release any right or claim in excess of $25,000 in any individual case;

(b)    amend or otherwise change the Company’s Restated Certificate or Bylaws;

(c)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any Company Capital Stock;

(d)    issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or Company Stock Rights except for: (i) the issuance of Company Common Stock upon exercise or conversion of presently outstanding Company Stock Rights; provided, that (A) the Company timely pays in cash all applicable Taxes required to be withheld and paid in connection with such exercise or conversion, (B) the amount of such applicable Taxes is contributed to the Company in cash by the Person exercising or converting such Company Stock Right, and (C) the Company promptly notifies Parent of such exercise or conversion); (ii) Company Options granted to attract new employees and consultants to serve the Company, provided that (A) in no event may the aggregate number of shares of Company Common Stock issued or issuable in connection with such awards exceed 600,000 and (B) such stock options shall have a vesting schedule that is no more favorable to the recipient thereof than vesting over four (4) years, with 25% of the underlying shares vesting on the first anniversary of the vesting commencement date and 1/48th of the amount vesting each month thereafter; (iii) two Company Option awards for up to an aggregate of an additional 3,525,000 shares of Company Common Stock as described on Section 5.2(d) of the Company Disclosure Schedule, provided that such stock options shall have (A) a vesting schedule no more favorable to the recipient thereof than vesting over four (4) years, with 25% of the underlying shares vesting on the first anniversary of the vesting commencement date and 1/48th of the amount vesting each month thereafter and (B) a vesting commencement date no earlier than October 17, 2016, except that Fred A. Middleton shall have vesting commencement date of March 21, 2016; and (iv) the issuance of Preferred Stock contemplated by that certain Series H Preferred Stock Purchase Agreement, dated as of March 8, 2017, by and among the Company and the investor named therein.

(e)    acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire outside of the ordinary course of business consistent with past practice any assets in any amount, or in the ordinary course of business in an amount in excess of $10,000 in the case of a single transaction or in excess of $20,000 in the aggregate;

(f)    Sell, transfer, lease, license, loan, mortgage, encumber or otherwise dispose of any of its properties or assets except in the ordinary course of business consistent with past practice;

(g)    hire or engage any employees or consultants, or encourage any Employees or consultants to resign from the Company, or promote any Employees or change the employment status or titles of any of the Employees, except for the hiring or promotion of employees or engagements of consultants in the ordinary course of business at compensation rates comparable to other Employees at similar levels;

(h)    increase, or agree to increase, the compensation payable, or to become payable, to its officers or Employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other Employees, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(i)    incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except accounts payable arising in the ordinary course of business consistent with past practices;

(j)    waive or release any material right or claim;

(k)    materially amend or terminate any Company Contract;

(l)    enter into any contract or agreement material to the business, results of operations or financial condition of the Company;

(m)    fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

(n)    take any action that would reasonably be expected to cause a breach of or to have been a breach of any of the provisions of Section 3.15 had such action occurred after December 31, 2015 and prior to the date of this Agreement (without regard for disclosures on the Company Disclosure Schedule); or

(o)    take, or agree in writing or otherwise to take, any of the actions described in clauses (a) through (n) above, or any other action that would prevent the Company from performing or cause the Company not to perform its obligations hereunder.

5.3.    Access to Information. Subject to applicable Law, the Company shall provide Parent and its accountants, legal counsel, and other representatives reasonable access during normal business hours during the period prior to the Effective Time to (a) all of the properties, facilities, books, agreements, records, customers and Employees of the Company and (b) all other information concerning the business, finances, properties, products, services, technology and personnel of the Company as Parent may reasonably request. The Company agrees to provide Parent and its accountants, legal counsel, and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 or otherwise shall affect or be deemed to modify or qualify any representation or warranty of the Company or the conditions to the obligations of the parties to consummate the Merger.

5.4.    Public Disclosure. Except as contemplated by this Agreement or as otherwise required by Law (including applicable securities Laws) or, as to Parent, by regulatory authority, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made prior to the Effective Time by any party hereto (including any third party representatives of Parent or Company) (other than disclosures to Stockholders in connection with the approval of this Agreement, to the legal, tax and other advisors of any party, and as otherwise necessary in order to seek and obtain the consents and approvals required by Section 5.5) unless approved by Parent and the Company prior to release; provided that such approval shall not be unreasonably withheld, conditioned or delayed.

5.5.    Consents and Approvals. The Company shall promptly apply for or otherwise seek and use its commercially reasonable efforts to promptly obtain all consents and approvals required to be obtained by it in connection with the Merger, including all consents, waivers, or approvals under any of the agreements to which the Company is a party or by which they or their properties or assets are bound in order to preserve the benefits thereunder for the Surviving Entity and otherwise in connection with the Merger.

5.6.    Conditions to the Merger; Further Assurances. Each of the parties to this Agreement (other than the Stockholder Representative) shall use its commercially reasonable efforts to: (a) effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement; (b) comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Merger; (c) obtain and make (and will cooperate with the other parties in obtaining or making) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party or its subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement; and (d) at the reasonable request of another party hereto, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the other transactions contemplated by this Agreement and the Related Agreements.

5.7.    Notification of Certain Matters. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of: (i) the occurrence or non-occurrence of any event which is likely to cause any representation or warranty of the Company, on the one hand, or Parent or Merger Sub, on the other hand, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time such that the condition in Section 6.1(a) shall not be met; (ii) any failure of the Company or Parent, as applicable, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the condition in Section 6.1(b) shall not be met; and (iii) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI incapable of satisfaction; provided, that the delivery of any notice pursuant to this Section 5.7 shall not be deemed to be a waiver of or otherwise affect any condition of closing of the party receiving such notice.

5.8.    No Solicitation.

(a)    Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to Section 8.1, neither the Company nor any of its officers, directors, Employees, stockholders, Affiliates, financial advisors or representatives (collectively, the “Representatives”) shall, directly or indirectly, take any of the following actions with any Person other than Parent and its designees: (i) solicit, initiate, entertain or agree to any proposals or offers from any Person relating to (A) any merger, share exchange, business combination, reorganization, consolidation or similar transaction involving the Company, (B) the acquisition of beneficial ownership of any equity interest in the Company, whether by issuance by the Company or by purchase (through a tender offer, exchange offer, negotiated purchase or otherwise) from the stockholders of the Company or otherwise, (C) the license or transfer of all or a material portion of the assets of the Company or (D) any transaction that may be inconsistent with or that may have an adverse effect upon the Merger (any of the transactions described in clauses (A) through (D), a “Third-Party Acquisition”); or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any Person to do or seek, a Third-Party Acquisition.

(b)    If the Company or any Representative receives an unsolicited inquiry, proposal or offer relating to a Third-Party Acquisition from any Person, the Company will (i) promptly notify Parent of the same and the material details thereof and the Company shall be permitted to provide a response without breaching this Section 5.8; provided that the response is limited to informing the initiator of such inquiry, proposal or offer that the Company is unable to respond further at this time, and (ii) keep Parent informed of the status thereof.

(c)    The parties hereto agree that irreparable damage may occur in the event that the provisions of this Section 5.8 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties that Parent shall be entitled to seek an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.8 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director or Employee of the Company shall be deemed to be a breach of this Agreement by the Company.

5.9.    Intentionally Deleted.

5.10.    Confidentiality. The parties acknowledge that the Company and Parent have previously executed an Exclusive Co-Development Agreement, dated as of September 2, 2016 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

5.11.    Resignation of Officers and Directors. The Company shall obtain the resignations of all officers and directors of the Company (from their positions as officers and directors) as Parent designates in writing, effective as of the Effective Time.

5.12.    D&O Indemnification.

(a)    For six (6) years from and after the Effective Time, Parent shall indemnify, defend, and hold harmless the current and former directors and officers of the Company (the “D&O Indemnified Parties”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or provided under the Company’s Restated Certificate and Bylaws as in effect on the date of this Agreement and pursuant to any indemnity agreements between the Company and such Person as in effect on the date of this Agreement. Parent shall cause to be maintained in effect provisions in the Surviving Entity’s certificate of incorporation and bylaws regarding elimination of liability of directors, indemnification of directors and officers and employees and advancement of expenses that are no less advantageous to the D&O

Indemnified Parties than the corresponding provisions in the Company’s Restated Certificate and Bylaws in existence as of the date of this Agreement. The obligations set forth in this Section 5.12 shall not be terminated, amended or otherwise modified in any manner that adversely affects any D&O Indemnified Parties without the consent of such affected D&O Indemnified Parties. The rights of the D&O Indemnified Parties under this Section 5.12 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the Company’s Restated Certificate, Bylaws, and any and all indemnification agreements of or entered into by the Company, or applicable Law.

(b)    This Section 5.12 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the Company, Parent, the Surviving Entity and the D&O Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Entity.

(c)    Prior to the Effective Time, the Company shall purchase a six-year extended reporting period or tail policy insuring the current and former officers or directors of the Company for the current program of directors’ and officers’ liability insurance maintained by the Company which shall be effective commencing with the Effective Time and ending six years thereafter and which shall afford coverage for actual or alleged acts or omissions occurring at or prior to the Effective Time. The provisions of this Section 5.12(c) are intended to be for the benefit of, and shall be enforceable by, each of the current and former directors and officers of the Company, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have.

5.13.    Financial Statements. Until the date that Parent completes an initial public offering, Parent shall furnish to each Threshold Accredited Unaffiliated Stockholder, as soon as practicable after the end of each fiscal year of Parent, and in any event within 120 days thereafter, a balance sheet of Parent as at the end of such fiscal year and a statement of income and cash flows of the Parent for such year, all prepared in accordance with GAAP, consistently applied (except as noted therein) and setting forth in each in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants selected by the board of directors of Parent.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1.    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties) on and as of the date of this Agreement and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the

Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall remain so true and correct as of such date).

(b)    Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with their covenants and obligations under this Agreement required to be performed or complied with by them on or prior to the Closing Date.

(c)    No Material Adverse Effect. There shall not have occurred any events, occurrences, changes, effects or conditions of any character that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

(d)    Closing Certificate. Parent shall have executed and delivered to the Company a certificate of Parent, executed by an appropriate officer of Parent, that each of the conditions set forth in Sections 6.1(a) and (b) has been satisfied in all respects.

(e)    Secretary’s Certificate. Parent shall have delivered to the Company a certificate of Parent and Merger Sub executed by the Secretary of the Company and or similar officer of Merger Sub, dated as of the Closing Date, certifying: (i) approval of this Agreement and the Related Agreements and the Merger and other transactions contemplated hereby and thereby, by all necessary corporate or limited liability approvals of Parent and Merger Sub, (ii) Parent’s Certificate of Incorporation and Bylaws, each as amended or amended and restated to date, and (iii) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the Related Agreements to which Parent and Merger Sub are a party.

(f)    Parent Options. Parent shall have delivered to the Company evidence reasonably satisfactory to the Company of the approval and authorization of the Parent Options.

(g)    No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and there shall be no pending action, proceeding or other application before any Governmental Entity seeking any such order, restraint or prohibition.

(h)    Legal Action. There shall not be any threatened or pending action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity challenging or seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement.

(i)    Funding of Stockholder Representative Account. The Company shall have deposited with the Stockholder Representative the sum of $500,000 (the “Expense Fund”) to be utilized to pay the fees of the Stockholder Representative and to be used by the Stockholder Representative to pay its third party costs and expenses. Neither the Company nor the Stockholders will receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings.

The Stockholder Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Stockholder Representative will have no responsibility for any tax reporting or withholding with respect to the Expense Fund or the distribution thereof. Upon the distribution of the FDA Milestone Payment, or on January 1, 2023 if the FDA Milestone (as defined in the FDA Milestone CVR Agreement and the Unaccredited CVR Agreement) has not been achieved, any amount then remaining on deposit with the Stockholder Representative in excess of $250,000 (after payment of any pending Representative Losses) shall be paid over to Parent by the Stockholder Representative, and at such time as the Stockholder Representative determines that the services of the Stockholder Representative are no longer required pursuant to the terms of this Agreement and the agreements ancillary hereto, any amount then remaining on deposit with the Stockholder Representative shall be paid over to Parent by the Stockholder Representative.

6.2.    Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)    Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties) on and as of the date of this Agreement and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall remain so true and correct as of such date).

(b)    Agreements and Covenants. The Company shall have performed or complied in all material respects with its covenants and obligations under this Agreement required to be performed or complied with by it on or prior to the Closing Date.

(c)    No Material Adverse Effect. There shall not have occurred any events, occurrences, changes, effects or conditions of any character that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(d)    Stockholder Approval; Dissenters’ Rights. The Transaction Approvals shall have been obtained and shall be in full force and effect. Stockholders holding at least a majority of the outstanding shares of Company Common Stock shall have approved this Agreement, the Merger and the transactions contemplated hereby and thereby. Stockholders holding not more than 1% of the outstanding shares of Company Common Stock shall have exercised, or have continuing rights to exercise, appraisal or dissenters’ rights under the DGCL with respect to the transactions contemplated by this Agreement.

(e)    Closing Certificate. The Company shall have executed and delivered to Parent a certificate of the Company, executed by the Chief Executive Officer of the Company, that each of the conditions set forth in Sections 6.2(a)-(d) has been satisfied in all respects (the “Closing Certificate”).

(f)    Secretary’s Certificate. The Company shall have delivered to Parent a certificate of the Company executed by the Secretary of the Company, dated as of the Closing Date, certifying: (i) the Transaction Approvals, (ii) the Company’s Restated Certificate and Bylaws, and (iii) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the Related Agreements to which the Company is a party.

(g)    Third-Party Consents. Parent shall have been furnished with evidence reasonably satisfactory to it that the Company has obtained the consents, approvals and waivers set forth on Section 6.2(g) of the Company Disclosure Schedule.

(h)    Terminations; Notices. Parent shall have been furnished evidence reasonably satisfactory to it that (x) except with regards to Company Options, all Company Stock Rights have been exercised or terminated at or prior to the Effective Time and that there are no Company Stock Rights outstanding as of the Effective Time, and (y) all required notifications of the Merger and the other transactions contemplated hereby to the holders of Company Common Stock and Company Stock Rights have been properly delivered.

(i)    Resignations. Parent shall have received resignation letters executed and delivered by the directors and officers of the Company as have been identified by Parent prior to the Closing Date.

(j)    Stockholder Agreement. Parent shall have received a duly executed Stockholder Agreement from each Stockholder; provided, however, that if despite the exercise of commercially reasonable efforts the Company is unable to obtain such Stockholder Agreements from all Stockholders, this condition shall be deemed satisfied if such Stockholder Agreements have been obtained from all Stockholders other than Stockholders holding in the aggregate not more than 50,000 shares of Company Capital Stock.

(k)    Legal Action. There shall not be any threatened or pending action, proceeding or other application before any court or Governmental Entity brought by any Governmental Entity challenging or seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement, or seeking to obtain any material damages from Parent, Merger Sub or the Company as a result of the Merger or such other transactions.

(l)    No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and there shall be no pending action, proceeding or other application before any Governmental Entity seeking any such order, restraint or prohibition.

ARTICLE VII

INDEMNIFICATION

7.1.    General; Survival of Representations and Warranties. The Unaffiliated Stockholders shall indemnify, defend and hold harmless Parent, the Surviving Entity, and each of their respective directors, officers, employees, representatives and other Affiliates (the “Parent Indemnitees”), from and against the Indemnification Percentage of Losses as described in this Article VII (“Indemnifiable Losses”), subject to the provisions set forth below, including the limitations described in Section 7.3 below. For purposes of determining Indemnifiable Losses, the representations and warranties of the Company set forth in Article III of this Agreement and the covenants of the Company set forth in this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of Parent or Merger Sub, and the effectiveness of the Merger, and shall terminate at 11:59 P.M. Pacific time on the date that is twelve (12) months following the Closing Date (such date, the “Expiration Date”), except with respect to any representation as to which Parent shall have provided written notice of an indemnification claim to the Stockholder Representative prior to such termination as set forth herein.

7.2.    Indemnifiable Losses. The Indemnifiable Losses shall consist of any Losses resulting from or arising out of the following:

(a)     the failure of any representation or warranty of the Company set forth in Article III of this Agreement to be true and correct as of the date of this Agreement and as of the Closing Date, or, with respect to any such representation or warranty that addresses matters only as of a particular date, the failure of such representation or warranty to be true and correct as of such particular date;

(b)     any failure by the Company to fully perform, fulfill or comply with any covenant set forth herein;

(c)     any Dissenting Share Payments;

(d)     any claims by any current or former holder of Company Capital Stock, Company Options, Company Warrants or other Company Stock Rights relating to or arising out of the Merger, this Agreement, the transactions contemplated thereby, including the allocation of the Merger Consideration, or any Person’s status as an equity holder or ownership of equity interests in the Company at any time at or prior to the Closing Date, whether for breach of fiduciary duty or otherwise; and

(e)     any claim made by any Stockholder based upon any alleged breach of fiduciary or other duty by any officer, director or stockholder of the Company in connection with this Agreement or the transactions contemplated hereby, or any claims by any officer, director or Stockholder to indemnification by the Company or the Surviving Entity in the Merger with respect to any such claims.

7.3.    Limitations.

(a)     The liability of the Unaffiliated Stockholders for Indemnifiable Losses under this Article VII shall be satisfied solely by deduction and set-off of amounts which may otherwise be payable to the Unaffiliated Stockholders in connection with the achievement of the FDA Milestone (as defined in the FDA Milestone CVR Agreement and the Unaccredited CVR Agreement). The right of Parent to set-off such liability herein shall be the sole and exclusive remedy of the Parent Indemnitees after the Closing with respect to this Article VII; provided, that Parent may seek equitable relief, including the remedies of specific performance and injunction, with respect to the breach of any covenant or agreement to be performed by the Company.

(b)     (ii)No claim may be made by any Parent Indemnitee for indemnification pursuant to this Article VII unless and until (A) the amount of Indemnifiable Losses related to any individual claim exceeds $150,000 (provided that such claims shall be aggregated for the purposes of determining whether the Deductible has been reached); and (B) the aggregate amount of Indemnifiable Losses exceeds an amount equal to $1,000,000 (the “Deductible”), at which point the Unaffiliated Stockholders shall be liable for only those Indemnifiable Losses in excess of the Deductible.

(c)     The indemnification obligations of the Unaffiliated Stockholders under this Agreement are subject to the following limitations:

(i)    The FDA Milestone Payment payable to Unaffiliated Stockholders shall serve as the sole and exclusive source of funding for any Indemnifiable Losses under this Agreement; and

(ii)    The Unaffiliated Stockholders shall not be required to indemnify any Parent Indemnitees for amounts in the aggregate in excess of an amount equal to $16,000,000.

(d)     Notwithstanding the foregoing provisions of this Section 7.3, the limitations of this Section 7.3 shall not apply with respect to a claim of fraud or intentional misrepresentation against the Person who committed such fraud or intentional misrepresentation.

(e)     The amount of any Indemnifiable Losses shall be net of any amounts actually recovered by the Parent Indemnitee under third party insurance policies with respect to such Indemnifiable Losses.

(f)    The provisions of this Article VII shall be the sole and exclusive remedy of any Parent Indemnitee from and after the Effective Time for any claims arising under this Agreement and the CVR Agreements.

7.4.    Calculation of Indemnifiable Losses; No Investigation. Solely for purposes of determining the amount of any Indemnifiable Loss (but not for purposes of determining whether there has been any inaccuracy in or breach of any representation or warranty or breach of any covenant), any qualifications in the representations, warranties and covenants herein with respect to materiality, “Material Adverse Effect” or similar terms shall be disregarded and will not have any effect with respect to the calculation of the amount of any Indemnifiable Losses attributable to a breach of any such representation, warranty or covenant. The right of Parent Indemnitees to and the determination of the amount of any Indemnifiable Losses will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, by or on behalf of Parent.

7.5.    Third-Party Claims.

(a)     Promptly after the assertion by any third party of any claim (a “Third-Party Claim”) against a Parent Indemnitee that, in the judgment of Parent, may result in the incurrence of Indemnifiable Losses for which such Parent Indemnitee would be entitled to indemnification pursuant to this Article VII, Parent shall deliver to the Stockholder Representative a written notice describing in reasonable detail such Third-Party Claim (“Claim Notice”) and specifying the specific representation, warranty or covenant alleged to have been breached and estimating the amount of Indemnifiable Losses; provided, that no delay in notifying the Stockholder Representative will relieve the Unaffiliated Stockholders of any liability or obligations hereunder, except to the extent that the Unaffiliated Stockholders have been prejudiced thereby, and then only to such extent. Notwithstanding the foregoing sentence, indemnification shall not be available if the Claim Notice has not been delivered prior to the Expiration Date.

(b)     If the Stockholder Representative acknowledges in writing the obligation of the Unaffiliated Stockholders to indemnify the Parent Indemnitees against any Indemnifiable Losses that may result from such Third-Party Claim, then the Stockholder Representative shall be entitled to assume and control the defense of such Third-Party Claim through counsel of its choice (such counsel to be reasonably acceptable to the Parent Indemnitee) if it gives notice of its intention to do so to the Parent Indemnitee within 30 days of the receipt of Claim Notice; provided, that the Stockholder Representative shall not have the right to assume the defense of the Third-Party Claim if (A) any such claim seeks, in addition to or in lieu of monetary losses, any injunctive or other equitable relief, (B) there is reasonably likely to exist a conflict of interest that would make it inappropriate (in the judgment of the Parent Indemnitee in its reasonable discretion) for the same counsel to represent both the Parent Indemnitee and the Stockholder Representative, or (iii) settlement of, or an adverse judgment with respect to, the Third-Party Claim may establish (in the good faith judgment of the Parent Indemnitee) a precedential custom or practice adverse to the business interests of the Parent Indemnitee; provided further, that if by reason of the Third-Party Claim a lien, attachment, garnishment, execution or other encumbrance is placed upon any of the property or assets of such Parent Indemnitee, the Stockholder Representative, if it desires to exercise its right to assume such defense of the Third-Party Claim, must agree to furnish a satisfactory indemnity bond to obtain the prompt release of such lien, attachment, garnishment, execution or other encumbrance. If the Stockholder Representative assumes the defense of a Third-Party Claim pursuant to the first sentence of this clause (ii), it will conduct the defense actively, diligently and at its own expense, and it will agree that the Unaffiliated Stockholders shall hold all Parent Indemnitees harmless from and against all Losses caused by or arising out of any settlement thereof. The Parent Indemnitee shall cooperate with the Stockholder Representative in such defense and make available to the Stockholder Representative, at the Unaffiliated Stockholders’ expense, all witnesses, pertinent records, materials and information in the Parent Indemnitee’s possession or under the Parent Indemnitee’s control relating thereto as is reasonably requested by the Stockholder Representative. Except with the written consent of the Parent Indemnitee (not to be unreasonably withheld), the Stockholder Representative will not, in the defense of a Third-Party Claim, consent to the entry of any judgment or enter into any settlement (1) which does not include as an unconditional term thereof the giving to the Parent Indemnitee by the third party of a release from all liability with respect to such suit, claim, action, or proceeding; and (2) unless there is no finding or admission of (A) any violation of law by the Parent Indemnitee (or any Affiliate thereof), (B) any liability on the part of the Parent Indemnitee (or any Affiliate thereof) or (C) any violation of the rights of any person and no effect on any other claims of a similar nature that may be made by the same third party against the Parent Indemnitee (or any Affiliate thereof).

(c)     In the event that the Stockholder Representative fails or elects not to assume the defense of a Parent Indemnitee against such Third-Party Claim which the Stockholder Representative had the right to assume pursuant to clause (ii) above, the Parent Indemnitee shall have the right to defend or prosecute such claim in any manner as it may reasonably deem appropriate and may settle such claim after giving written notice thereof to the Stockholder Representative and obtaining the Stockholder Representative’s written consent (not to be unreasonably withheld) to the terms of the settlement.

(d)     In the event that the Stockholder Representative is not entitled to assume the defense of the Parent Indemnitee against such Third-Party Claim pursuant to Section 7.5(b) above, the Parent Indemnitee shall have the right, at the expense of the Unaffiliated Stockholders, to defend or prosecute such claim and consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim in any manner it may reasonably deem appropriate after giving written notice thereof to the Stockholder Representative. In such case, the Parent Indemnitee shall conduct the defense of the Third-Party Claim actively and diligently, and the Stockholder Representative shall cooperate with the Parent Indemnitee in such defense and make available to the Parent Indemnitee all such witnesses, records, materials and information in the Stockholder Representative’s possession or under the Stockholder Representative’s control relating thereto as is reasonably requested by the Parent Indemnitee. The Parent Indemnitee may settle such claim after giving written notice thereof to the Stockholder Representative and obtaining the Stockholder Representative’s written consent (not to be unreasonably withheld) to the terms of the settlement.

7.6.    Direct Claims. Any claim by a Parent Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Stockholder Representative written notice thereof promptly after Parent Indemnitee becomes aware of any fact, condition or event giving rise to Indemnifiable Losses for which indemnification may be sought. Such notice (as well as any notice of a Third-Party Claim) by the Parent Indemnitee will describe the Direct Claim in reasonable detail (specifying the representation, warranty or covenant alleged to have been breached), will include copies of all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of Indemnifiable Losses that has been or may be sustained by the Parent Indemnitee. The Stockholder Representative will have a period of twenty (20) Business Days within which to respond in writing to such Direct Claim. If the Stockholder Representative notifies the Parent Indemnitee that it does not dispute the claim described in such Direct Claim notice or fails to respond within twenty (20) Business Days following receipt of such Claim Notice, the Indemnifiable Losses identified in the Direct Claim notice will be conclusively deemed a liability of the Unaffiliated Stockholders named thereunder. If the Stockholder Representative disputes liability with respect to such Direct Claim or the estimated amount of such Indemnifiable Losses pursuant to this Article VII, the parties shall attempt in good faith to resolve such dispute; provided, that if such dispute has not been resolved within thirty (30) Business Days following receipt of such Direct Claim notice, then the Stockholder Representative and the Parent Indemnitee may seek legal redress in accordance with the terms of this Agreement.

7.7.    Recovery of Losses. The aggregate amount of Indemnifiable Losses which are the subject of any and all Third Party Claims and Direct Claims and determined pursuant to this Article VII, subject to the limitations of Section 7.3, is referred to as the “Indemnification Amount.” As provided in Section 7.3(c)(i), the Indemnification Amount when finally determined to be owing by the Unaffiliated Stockholders will be set off against and deducted from any FDA Milestone Payment otherwise payable to the Unaffiliated Stockholders, subject to the limitations set forth in Section 7.3.

7.8.    Waiver of Claims Against Surviving Entity. No Unaffiliated Stockholder, as a former stockholder of the Company or otherwise, has (and each Unaffiliated Stockholder, as a former stockholder of the Company or otherwise, waives) any right of indemnification or contribution against the Surviving Entity with respect to any breach by any Unaffiliated Stockholder, as a former stockholder of the Company or otherwise, or the Company of any of their respective representations, warranties, covenants or agreements in this Agreement or otherwise, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released. In addition, each Unaffiliated Stockholder, as a former stockholder of the Company or otherwise, hereby agrees that such Unaffiliated Stockholder, as a former stockholder of the Company or otherwise, will not make any claim for indemnification against the Surviving Entity by reason of the fact that such Unaffiliated Stockholder was a director, officer, employee, or agent of the Company or was serving at the request of the Company as a partner, trustee, director, officer, employee, or agent of another Person (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) to the extent that any action, suit, proceeding, complaint, claim, or demand brought against such Unaffiliated Stockholder relates to an Indemnifiable Loss described herein (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

7.9.    Stockholder Representative; Power of Attorney.

(a)    Appointment. By virtue of the adoption of this Agreement and the approval of the Merger by the Stockholders, each Unaffiliated Stockholder (regardless of whether or not such Stockholder votes in favor of the adoption of this Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof), and whether or not such Stockholder has executed and delivered a Stockholder Agreement, hereby appoints, as of the date of the Closing, Shareholder Representative Services LLC (together with its permitted successors, the “Stockholder Representative”), as his, her or its true and lawful representative, agent and attorney-in-fact to enter into any Related Agreement and any transactions contemplated by this Agreement and the CVR Agreements, and to: (i) give and accept notices and communications from Parent (on behalf of itself or any other Indemnified Party) after the Effective Time relating to this Agreement or any of the transactions and other matters contemplated hereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Stockholders individually); (ii) authorize Parent to reduce any payment in respect of the Unaccredited CVR Agreement and/or the FDA Milestone CVR Agreement in satisfaction of claims asserted by Parent (on behalf of itself or any other Indemnitee, including by not objecting to claims thereto); (iii) object to any claims by Parent to reduce any payment under the Unaccredited CVR Agreement and/or the FDA Milestone CVR Agreement; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; (v) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnitee against any such Stockholder or by any such Unaffiliated Stockholder against any Indemnitee or any dispute between any Indemnitee and any such Unaffiliated Stockholder, in each case relating to this Agreement or the transactions contemplated hereby; (vi) amend this Agreement or any other Related Agreement or other agreement referred to herein or contemplated hereby; and (vii) take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance; provided that the Stockholder Representative will comply with the provisions of Section 7.9(b). The Stockholder Representative shall have the sole and exclusive right on behalf of each Unaffiliated Stockholder with respect to the foregoing actions. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Stockholder Representative, shall be absolutely and irrevocably binding on each Unaffiliated Stockholder as if such Unaffiliated Stockholder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Unaffiliated Stockholder’s individual capacity, and no Unaffiliated Stockholder shall have the right to object, dissent, protest or otherwise contest the same. Any action required to be taken by the Unaffiliated Stockholders hereunder or any action that the Unaffiliated Stockholders, at their election, have the right to take hereunder, shall be taken only by the Stockholder Representative and no Unaffiliated Stockholder acting on its own shall be entitled to take any such action.

(b)    Advisory Committee. Notwithstanding anything herein to the Contrary, the Stockholder Representative agrees not to take any material action hereunder or under any of the CVR Agreements (including, without limitation, sending or receiving notices hereunder or thereunder or binding any Unaffiliated Stockholder to any agreement or course of action hereunder or thereunder) without approval of the Advisory Committee (acting via a majority of the members thereof). The Stockholder Representative shall provide copies of any and all material notices received by it under this Agreement or any of the Related Agreements to the Advisory Committee and shall keep all members of the Advisory Committee informed of all material actions related to or undertaken in connection with this Agreement or any of the Related Agreements. If any member of the Advisory Committee resigns, dies or becomes legally incapacitated, then a majority of the Unaffiliated Stockholders, based on their respective Pro Rata Shares, may promptly designate in writing to Buyer and the Stockholder Representative a single individual or entity to fill such Advisory Committee vacancy. Advisory Committee Members shall not have any liability to the Unaffiliated Stockholders for any act done or omitted hereunder or under any Related Agreements as an Advisory Committee Member other than for acts of willful misconduct or bad faith. Notwithstanding the provisions of this Section 7.9(b), after Closing, Parent shall be entitled to deal exclusively with the Stockholder Representative on all matters relating to this Agreement and the CVR Agreements and shall be entitled to rely conclusively (without further evidence of any kind whatsoever, including any evidence of approval or lack thereof by the Advisory Committee) on any document executed or purported to be executed on behalf of any Unaffiliated Stockholder by the Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Unaffiliated Stockholder by the Stockholder Representative, as being fully binding upon such Person.

(c)    Acceptance. The Stockholder Representative hereby accepts its appointment as Stockholder Representative.

(d)    Replacement. The Person serving as the Stockholder Representative may resign at any time, or may be replaced from time to time by majority vote of the Unaffiliated Stockholders, based on their respective Pro Rata Shares, upon not less than 10 days’ prior written notice to Parent. No bond shall be required of the Stockholder Representative. After the Closing, notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Unaffiliated Stockholders.

(e)    No Liability; Indemnification. The Stockholder Representative will incur no liability of any kind with respect to any action or omission by the Stockholder Representative in connection with its services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Stockholder Representative’s gross negligence or willful misconduct. The Stockholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Unaffiliated Stockholders will, severally (based on such Unaffiliated Stockholder’s respective Indemnification Percentage compared to the aggregate of the Indemnification Percentages of all Unaffiliated Stockholders) and not jointly, in the amount not to exceed the portion of the Merger Consideration actually paid to such Unaffiliated Stockholder, indemnify, defend and hold harmless the Stockholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Unaffiliated Stockholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholder Representative by the Unaffiliated Stockholders, any such Representative Losses may be recovered by the Stockholder Representative from (i) the funds in the Expense Fund and (ii) any other amounts become distributable to the Unaffiliated Stockholders in connection with the transactions contemplated by this Agreement; provided, that while this section allows the Stockholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Unaffiliated Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder

Representative be required to advance its own funds on behalf of the Unaffiliated Stockholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Unaffiliated Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement.

(f)    Access to Information. The Stockholder Representative shall have reasonable access to relevant information about the Company and the reasonable assistance of the Company’s employees for purposes of performing its duties and exercising his rights hereunder; provided that the Stockholder Representative shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

(g)    Notice. After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholder Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Unaffiliated Stockholders and shall be final, binding and conclusive upon each such Unaffiliated Stockholder; and each Indemnitee shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Stockholder. Each Indemnitee is hereby relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Stockholder Representative.

(h)    Role of Stockholder Representative; No Contribution. Without limiting the generality or effect of Section 7.9(a), any claims or disputes between or among any Indemnitee, the Stockholder Representative and/or any one or more of the Unaffiliated Stockholders relating to this Agreement or the transactions contemplated hereby or thereby shall in the case of any claim or dispute asserted by or against or involving any such Unaffiliated Stockholder (other than any claim against or dispute with the Stockholder Representative), be asserted or otherwise addressed solely by the Stockholder Representative on behalf of such Unaffiliated Stockholder (and not by such Unaffiliated Stockholder acting on its own behalf). Each Unaffiliated Stockholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Entity in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement.

7.10.    No Subrogation. Following the Closing, no Unaffiliated Stockholder shall have any right of indemnification, contribution or subrogation against the Company with respect to any indemnification made by or on behalf of any Stockholder under this Article VII.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1.    Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date regardless of whether this Agreement and/or the Merger have been approved by the Stockholders:

(a)    by written agreement of the Company, Parent and Merger Sub;

(b)    by either Parent or the Company if the Closing Date has not occurred by June 30, 2017 (the “Termination Date”); provided, that any party not in material breach of its obligations under this Agreement may by notice to the other parties extend the Termination Date by up to thirty (30) days; and provided further that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date and such action or failure constitutes a breach of this Agreement;

(c)    by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied; provided, that if such breach is curable by the Company prior to the Termination Date through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 8.1(c) prior to the earlier of the Termination Date or the date that is 30 days following the Company’s receipt of written notice from Parent of such breach, it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(c) if such breach by the Company is cured within such 30 day period so that the conditions would then be satisfied; or

(d)    by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and as a result of such breach the conditions set forth in Section 6.1(a) or 6.1(b), as the case may be, would not then be satisfied; provided, that if such breach is curable by Parent prior to the Termination Date through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(d) prior to the earlier of the Termination Date or the date that is 30 days following Parent’s receipt of written notice from the Company of such breach, it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if such breach by Parent is cured within such 30-day period so that the conditions would then be satisfied.

8.2.    Effect of Termination. Any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4, Section 7.9(e), this Section 8.2, Section 8.3 and Article VII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this

Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement.

8.3.    Amendment. Except as is otherwise required by applicable Law, prior to the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, Merger Sub and the Company. Except as is otherwise required by applicable Law, after the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, the Surviving Entity and the Stockholder Representative.

8.4.    Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if, and to the extent, set forth, in an instrument in writing signed on behalf of such party.

ARTICLE IX

GENERAL PROVISIONS

9.1.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if properly addressed: (i) if delivered personally, by commercial delivery service or by facsimile (with acknowledgment of a complete transmission) or by .pdf attachment to email (with a copy to follow either personally, by commercial delivery service or by first class, registered or certified mail (return receipt requested)), on the day of delivery; or (ii) if delivered by internationally recognized courier (appropriately marked for next day delivery), one Business Day after sending; or (iii) if delivered by first class, registered or certified mail (return receipt requested), three Business Days after mailing. Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    If to Parent or Merger Sub:

NantCell, Inc.

9920 Jefferson Blvd.

Culver City, CA 90232

Attention: Charles Kim

Email: ckim@nantworks.com

(b)    if to the Company, to:

Altor BioScience Corporation

2810 North Commerce Parkway

Miramar, FL 33025

Attention: Hing Wong

Email: hingwong@altorbioscience.com

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: Megan N. Gates, Esq.

Facsimile: 617.542.2241

Email: mgates@mintz.com

(c)    if to the Stockholder Representative to:

If prior to July 31, 2017:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile No.: (303) 623-0294

Telephone No.: (303) 648-4085

If on or after July 31, 2017:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile No.: (303) 623-0294

Telephone No: (303) 648-4085

in each case, with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: Megan N. Gates, Esq.

Facsimile: 617.542.2241

Email: mgates@mintz.com

9.2.    Entire Agreement. This Agreement, together with the Related Agreements and the Confidentiality Agreement, the schedules, Annexes and Exhibits hereto and thereto, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including but not limited to that certain Binding Term Sheet dated as of February 18, 2017, by and between Parent and the Company; provided, however, that the obligations of certain Stockholders party to such Binding Term Sheet to vote in favor of the Merger and the Merger Agreement shall not be so superseded and shall continue in effect through the Closing.

9.3.    Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.4.    Expenses. Except as otherwise expressly contemplated in this Agreement, all Transaction Expenses and all costs and expenses incurred in connection with this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

9.5.    Successors and Assigns; Parties in Interest.

(a)    This Agreement shall be binding upon each Stockholder and each of the Stockholders’ personal representatives, executors, administrators, estates, heirs, successors and assigns (if any) and Parent and Merger Sub and their respect successors and assigns, if any. This Agreement shall inure to the benefit of the parties hereto and the Indemnified Parties and the respective successors and assigns (if any) of the foregoing. No obligation of the Company in this Agreement shall become an obligation of the Surviving Entity after the Effective Time.

(b)    Except as provided herein or in the CVR Agreements, no party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Parent and the Company, except that Parent may assign its rights and delegate its obligations hereunder to any Affiliate without the Company’s consent.

(c)    Except as provided in the following sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or other remedies of any nature under or by reason of this Agreement. This Agreement is intended to benefit the Indemnitees, each Indemnitee shall be deemed a third-party beneficiary of this Agreement and this Agreement shall be enforceable by the Indemnitees. Except as set forth in this Section 9.5(c), none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties and their respective successors and assigns, if any.

9.6.    Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

9.7.    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)    Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement, and Exhibits and Schedules to this Agreement or to the Company Disclosure Schedule, as the context may require.

(e)    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.8.    Governing Law; Venue.

(a)    This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware without regard to the laws of such jurisdiction that would require the substantive laws of another jurisdiction to apply.

(b)    Unless otherwise explicitly provided in this Agreement or the Related Agreements, any action, claim, suit or proceeding relating to this Agreement or the Related Agreements or the enforcement of any provision of this Agreement or the Related Agreements shall be settled in accordance with the following procedures. If such action, claim, suit or proceeding is not resolved by good faith negotiation within thirty (30) days, either party may submit the action, claim, suit or proceeding to binding arbitration in Wilmington, Delaware. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those rules. In the event that a dispute arises which requires arbitration under this Section 9.8, the parties shall attempt to agree upon one arbitrator to resolve such dispute. In the event that the parties are unable to agree upon an arbitrator within fourteen (14) days then each party shall within ten (10) days thereafter choose one arbitrator and the arbitrators so chosen by the parties shall then choose a single arbitrator who shall resolve such dispute. If a party fails to designate an arbitrator within ten (10) days of a written request therefor, that party shall forfeit his right to participate in the arbitrator selection process, and the arbitrator selected by the other party shall arbitrate the dispute. Each party shall bear his respective costs of the arbitration. The prevailing party in any such arbitration shall be entitled to have the arbitrators’ award enforced by any court of competent jurisdiction. This Section 9.8 shall not preclude a party from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

9.9.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY RELATED AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE COMPANY, PARENT AND MERGER SUB (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

9.10.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page. Any party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other party that requests such original counterpart.

9.11.    Time of the Essence. Time is of the essence of this Agreement.

9.12.    Privileged Communications. Parent, on behalf of itself and the Surviving Corporation, hereby acknowledges that any attorney-client privilege attaching as a result of Mintz Levin’s representation of the Company and the Unaffiliated Stockholders prior to the Effective Time in connection with this Agreement, and all information and documents covered by such privilege shall, after the Effective Time, belong to and be controlled solely by the Stockholder Representative, on behalf of the Unaffiliated Stockholders, and may only be waived by the Stockholder Representative, on behalf of the Unaffiliated Stockholders. Following the Effective Time, Parent, on behalf of itself and the Surviving Corporation, agrees that it will not seek to assert attorney-client privilege with respect to communications between Mintz Levin, on the one hand, and the Company and/or the Unaffiliated Stockholders, on the other hand, in each case solely relating to Mintz Levin’s representation in connection with this Agreement (the “Communications”), with respect to any claim in connection with any claim by a Parent Indemnitee under Article VII. Notwithstanding the foregoing, if a dispute arises between Parent or the Surviving Corporation, on the one hand, and a third party, on the other hand, then Parent or the Surviving Corporation may assert the attorney-client privilege to prevent disclosure to such third party of any Communications.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties to this Agreement has executed and delivered this Agreement, or caused this Agreement to be executed and delivered by its duly authorized representative, as of the date first written above.

NANTCELL, INC.

By:	/s/ Charles Kim
Name: Charles Kim
Title: General Counsel

ALTOR ACQUISITION, LLC

By:	/s/ Charles Kim
Name: Charles Kim
Title: Manager

ALTOR BIOSCIENCE CORPORATION

By:	/s/ Hing C. Wong
Name: Hing C. Wong
Title: President & Chief Executive Officer

STOCKHOLDER REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholder Representative

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Executive Director